EXHIBIT A

Joint Filing AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D with respect to the Class A ordinary shares of Manchester United plc beneficially owned by each of them. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 29th day of June, 2026.

INEOS SERVICES LIMITED

By:	/s/ Simon Morland
	Name:	Simon Morland
	Title:	Director

INEOS LIMITED

By:	/s/ Steven Quayle
	Name:	Steven Quayle
	Title:	Director